UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2009 (August 14, 2009)
Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)
(615) 263-3000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 14, 2009, the Board of Directors of Corrections Corporation of America (the “Company”), acting on the recommendation of the Nominating and Governance Committee of the Board, authorized the execution of an indemnification agreement with each member of the Company’s Board of Directors, the President of the Company, each Executive Vice President of the Company, the Company’s Controller and the Company’s Ethics Officer. The indemnification agreements contractually obligate the Company to indemnify, and advance expenses on behalf of, persons party thereto in connection with claims, suits or proceedings arising as a result of such person’s service as a director or officer of the Company, in accordance with the terms of the indemnification agreements.
     The foregoing summary of the indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the indemnification agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by this reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 14, 2009, John D. Ferguson, the Company’s Chairman of the Board and Chief Executive Officer, announced that he will retire as Chief Executive Officer effective October 15, 2009. In connection with his retirement as Chief Executive Officer, Mr. Ferguson has delivered written notice, which was acknowledged and agreed to by the Company, of his intent not to extend his employment agreement with the Company. A copy of the notice is attached hereto as Exhibit 10.2 and is incorporated herein by reference. Also on August 14, 2009, the Company’s Board of Directors, acting on the recommendation of the Nominating and Governance Committee, appointed Damon T. Hininger, who currently serves as the Company’s President and Chief Operating Officer, to succeed Mr. Ferguson as Chief Executive Officer, effective October 15, 2009. In connection with his appointment as Chief Executive Officer of the Company, the Compensation Committee of the Board of Directors approved an increase in Mr. Hininger’s base salary to $600,000 per year, effective October 15, 2009. Mr. Ferguson will remain as Chairman of the Company’s Board of Directors and as an active participant during the transition and in his responsibilities with the Board of Directors.
     Mr. Hininger, age 39, joined the Company in 1992 and has gained exposure to essentially all aspects of the business throughout his career. Most recently he served as President and Chief Operating Officer; Senior Vice President, Federal Customer Relations; Vice President, Federal Customer Relations; and Vice President, Business Analysis. Mr. Hininger earned a bachelor’s degree from Kansas State University and an M.B.A. from the Jack Massey School of Business at Belmont University.
     On August 14, 2009, acting on the recommendation of the Nominating and Governance Committee and in accordance the Company’s bylaws, the Board of Directors of the Company expanded the size of the Board from thirteen members to fourteen members and appointed Mr. Hininger to serve as a new member of the Board, effective October 15, 2009, until the 2010 Annual Meeting of Stockholders or until his respective successor is elected and qualified.
     Also on August 14, 2009, the Compensation Committee of the Board and the full Board of Directors approved an amendment to the Company’s 2000 Stock Incentive Plan (the “Plan”) to permit a Participant (as defined in the Plan) to transfer nonqualified stock options granted to him or her under the Plan to certain entities in which the Participant, or certain family members of the Participant, collectively hold more than a fifty percent ownership interest. The foregoing summary of the amendment to the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment to the Plan, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.
     On August 14, 2009, the Company’s Board of Directors, acting on the recommendation of the Nominating and Governance Committee, approved and adopted the Fifth Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”). The Amended and Restated Bylaws include amendments that clarify the scope of the rights to indemnification and expense advancement the Company provides to its directors and officers and describe more specifically the obligations of the Company with respect to such rights.
     The foregoing summary of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Company’s Fifth Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.
Item 8.01. Other Events.
     On August 17, 2009, the Company issued a press release announcing the retirement of John D. Ferguson as Chief Executive Officer and the appointment of Damon T. Hininger as Chief Executive Officer of the Company, each effective on October 15, 2009. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
3.1	Fifth Amended and Restated Bylaws of the Company effective August 14, 2009.

10.1	Form of Indemnification Agreement.

10.2	Notice Letter from John D. Ferguson to the Company.

10.3	Second Amendment to Amended and Restated 2000 Stock Incentive Plan of the Company.

99.1	Press Release dated August 17, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 17, 2009	CORRECTIONS CORPORATION OF AMERICA
	By:	/s/ Todd J Mullenger
Todd J Mullenger
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX
No.	Exhibit

3.1	Fifth Amended and Restated Bylaws of the Company effective August 14, 2009.

10.1	Form of Indemnification Agreement.

10.2	Notice Letter from John D. Ferguson to the Company.

10.3	Second Amendment to Amended and Restated 2000 Stock Incentive Plan of the Company.

99.1	Press Release dated August 17, 2009.